Exhibit 99.1

Wesco Aircraft Holdings Reports Results for Fiscal Fourth Quarter and Full Year 2012

VALENCIA, CA, November 13, 2012 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal fourth quarter ended September 30, 2012.

Highlights

•	Fourth quarter revenue of $212.2 million, up 17.0% compared to $181.3 million in the prior year
•	Fourth quarter Net Income of $27.0 million, with Diluted Earnings Per Share of $0.28
•	Fourth quarter Adjusted Net Income of $27.4 million, with Adjusted Diluted Earnings Per Share of $0.29
•	Fiscal year 2012 revenue was $776.2 million, up 9.2% compared to the prior year, and up 17.2% excluding the two Charleston programs completed in 2011
•	Fiscal year 2012 Net Income of $92.2 million, and Diluted Earnings Per Share of $0.96
•	Fiscal year 2012 Adjusted Net Income of $95.1 million, and Adjusted Diluted Earnings Per Share of $0.99
•	The acquisition of Interfast Inc. was completed on July 3, 2012

Fiscal 2012 Fourth Quarter Results

Revenue for the fiscal fourth quarter was $212.2 million, an increase of 17.0% compared to $181.3 million in the prior year period.  The increase in the North America segment was 15.2% which was mainly driven by the Interfast acquisition.  Wesco again demonstrated strong international growth during the quarter with revenues in the Rest of World segment increasing by 44.3% compared to the prior year.  In the fourth quarter, Ad hoc, JIT and LTA sales as a percentage of net sales represented 40%, 25% and 35%, respectively, the same proportions experienced in the fourth quarter last year. Net income for the fourth quarter of fiscal 2012 was $27.0 million, resulting in Diluted Earnings Per Share of $0.28.  This compared to $18.0 million, or $0.19 per share in the prior year period.  The increase in net income was due to higher sales, including the Interfast acquisition, a lower selling, general and administrative cost structure and a lower effective tax rate, partially offset by lower gross profit margins between the two periods.  Adjusted EBITDA for the fourth quarter was $45.9 million as compared to $46.1 million in the fourth quarter of 2011.  Adjusted Net Income was $27.4 million, resulting in Adjusted Diluted Earnings Per Share of $0.29, compared to $22.4 million, or $0.24 per share in the prior year period.

Randy Snyder, Wesco’s Chairman, President, and Chief Executive Officer said, “We are very pleased with our performance during the past quarter.  We continue to increase the scope of our customer contracts and, operationally, we are increasing our productivity.  The integration of our recent acquisition, Interfast, is ahead of expectations and we are already gaining some of the anticipated benefits, including expanded customer relationships and more effective purchasing.  I am very excited about our opportunities in the coming year.”

Full Year Fiscal 2012

Revenue for the full year fiscal 2012 was $776.2 million, an increase of 9.2% compared to $710.9 million in 2011.  During fiscal 2012, Ad hoc, JIT and LTA sales as a percentage of net sales represented 38%, 26% and 36%, respectively, compared to 39%, 29% and 32%, respectively, for fiscal 2011.

Net income for fiscal 2012 was $92.2 million, resulting in Diluted Earnings Per Share of $0.96.  This compared to $75.6 million or Diluted Earnings Per Share of $0.81 in fiscal 2011.  Adjusted EBITDA in fiscal 2012 was $172.7 million as compared to $179.0 million in the prior fiscal year.  Adjusted Net Income was $95.1 million, resulting in Adjusted Diluted Earnings Per Share of $0.99, compared to $90.1million, or $0.97 per share in the prior year.

Recent Activity

On July 3, 2012, the Company completed its previously announced acquisition of substantially all of the assets of Interfast Inc., for CDN$134 million via a combination of cash and borrowings under its existing revolving credit facility. Interfast is a value-added distributor of specialty fasteners, fastening systems and production installation tooling for the aerospace, electronics and general industrial markets.

Financial Outlook

Based on the strong performance during fiscal year 2012, Wesco expects full year revenues for fiscal year 2013 of between $865 - $890 million, representing a growth rate of approximately 11% - 15% over 2012 results. Organic growth for 2013 will be mid to high single digits.  We are assuming military revenues remain relatively flat and become a lower percentage of our total sales in 2013.  Diluted EPS and Adjusted Diluted EPS are expected to be in the range of $1.08 to $1.12, and $1.14 to $1.19, respectively. These EPS estimates are based on estimated 2013 fiscal year averages of 92.9 million basic shares and 96.6 million diluted shares.  The effective tax rate is expected to be approximately 35%.

Conference Call Information

The Company will hold a conference call to discuss its fourth quarter 2012 results at 5:00 p.m. EDT this afternoon. A live webcast of the call and accompanying slides may be accessed over the Internet from the Company’s Investor Relations website at ir.wescoair.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call also is available by dialing 800-706-7748, (domestic) or 617-614-3473 (international) and entering passcode 76994249.  Participants should ask for the Wesco Aircraft Holdings fourth quarter earnings conference call.

A replay of the live conference call will be available approximately one hour after the call.  The replay will be available on the Company’s website or by dialing 1-888-286-8010 (domestic) or 1- 617-801-6888 (international) and entering the replay passcode 87820145.  The replay will be available on the Company’s website for one year and by telephonic replay until 11:59 p.m., November 20, 2012.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The Company believes it offers the world’s broadest inventory of aerospace parts, comprised of more than 500,000 different stock keeping units, including hardware, bearings, tools, electronic components and machined parts. Wesco Aircraft has more than 1,200 employees across 43 locations in 12 countries.

Contact Information

Mark Davidson

Investor Relations

661-802-5090

Mark.Davidson@wescoair.com

Non-GAAP Financial Information

“Adjusted Net Income” represents Net Income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, or OID, (iii) Carlyle Acquisition related non-cash stock-based compensation expense, (iv) unusual or non-recurring items and (v) the tax effect of items (i) through (iv) above calculated using an assumed effective tax rate.

“Adjusted Basic EPS” represents Basic EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted EBITDA” represents Net Income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization, (iv) Carlyle Acquisition related non-cash stock-based compensation expense and (v) unusual or non-recurring items.

Wesco utilizes and discusses Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA, which are non-GAAP measures our management uses to evaluate our business, because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We believe these metrics are used in the financial community, and we present these metrics to enhance investors’ understanding of our operating performance. You should not consider Adjusted EBITDA and Adjusted Net Income as an alternative to Net Income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See below for a reconciliation of Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

Certain information in this news release contains forward-looking statements with respect to the Company’s financial condition, results of operations or business or its expectations or beliefs concerning future events. Such forward-looking statements include the discussions of the Company’s business strategies and the Company’s expectations concerning future operations, revenues, earnings per share, margins, profitability, liquidity and capital resources. In some cases, you can identify forward-looking statements by terminology such as “guidance,” “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although the Company believes that such forward-looking statements are reasonable, it cannot assure you that any forward-looking statements will prove to be correct. Such forward-looking statements involve risks, uncertainties, estimates and assumptions that may cause the Company’s actual results, performance or achievements to be materially different than those set forth in this news release. Additional information relating to factors that may cause actual results to differ from the Company’s forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as supplemented by the Company’s Quarterly Report on Form 10-Q for the quarterly periods ended December 31, 2011, March 31, 2012 and June 30, 2012. The Company undertakes no obligation to update or revise forward-looking statements after the day of the release as a result of new information, future events or developments except as required by law.

Exhibits

Exhibit 1:	Consolidated Statements of Income (Unaudited)
Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)
Exhibit 3:	Condensed Consolidated Statements of Cash Flows (Unaudited)
Exhibit 4:	Non-GAAP Financial Information (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Fiscal Year Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Net sales	$212,162	$181,330	$776,206	$710,886
Cost of sales	133,219	108,680	492,636	435,490
Gross profit	78,943	72,650	283,570	275,396
Selling, general and administrative expenses	36,507	34,087	124,738	113,786
Income from operations	42,436	38,563	158,832	161,610
Interest expense, net	(6,465)	(6,939)	(24,646)	(34,491)
Other expense, net	(1,140)	1,137	(524)	1,005
Income before provision for income taxes	34,831	32,761	133,662	128,124
Provision for income taxes	(7,850)	(14,732)	(41,487)	(52,526)
Net income	$26,981	$18,029	$92,175	$75,598

Net income per share:
Basic	$0.29	$0.20	$1.00	$0.83
Diluted	$0.28	$0.19	$0.96	$0.81

Weighted average shares outstanding:
Basic	92,779	90,989	92,058	90,697
Diluted	96,183	94,725	95,712	93,182

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	September 30, 2012	September 30, 2011

Assets
Cash and cash equivalents	$60,856	$45,525
Accounts receivable, net	130,013	97,289
Inventories	557,216	483,062
Other current assets	53,944	11,740
Deferred income taxes	32,872	39,289
Total current assets	834,901	676,905
Long-term assets	702,515	624,480
Total assets	$1,537,416	$1,301,385

Liabilities and Stockholders’ Equity
Accounts payable	$79,940	$53,069
Other current liabilities	19,788	18,664
Income taxes payable	2,078	1,144
Capital lease obligations—current portion	593	2,069
Total current liabilities	102,399	74,946
Long-term debt	626,000	556,000
Capital lease obligations	205	712
Deferred income taxes	55,445	41,256
Long-term liabilities	681,650	597,968
Total liabilities	784,049	672,914
Total stockholders’ equity	753,367	628,471
Total liabilities and stockholders’ equity	$1,537,416	$1,301,385

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Fiscal Year Ended
	September 30, 2012	September 30, 2011
Cash flows from operating activities
Net income	$92,175	$75,598
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of intangible assets	4,427	3,699
Depreciation	5,536	5,859
Amortization of deferred financing costs	2,803	11,416
Bad debt and sales return reserve	(218)	256
Non-cash foreign currency exchange	436	(427)
Non-cash stock-based compensation	1,626	3,658
Excess tax benefit related to restricted stock units and stock options exercised (1)	(21,476)	(1,547)
Change in value of derivative	(1,703)	(4,958)
Deferred income tax provision	20,616	11,176
Loss on fixed asset disposal	331	—
Changes in assets and liabilities
Accounts receivable	(21,802)	(8,281)
Income taxes receivable	(18,022)	(4,176)
Inventories	(32,344)	(129)
Prepaid expenses and other assets	(2,431)	1,388
Accounts payable	21,836	(5,558)
Accrued expenses and other liabilities	1,833	2,406
Income taxes payable	946	(4,063)
Net cash provided by operating activities	54,569	86,317
Cash flows from investing activities
Acquistion of business, net of cash acquired	(131,894)	—
Purchases of property and equipment	(7,310)	(5,119)
Proceeds from sale of equipment	2,782	—
Net cash used in investing activities	(136,422)	(5,119)
Cash flows from financing activities
Proceeds from issuance of long-term debt	95,000	615,000
Repayments of long-term debt	(25,000)	(679,243)
Financing fees	—	(13,144)
Repayment of capital lease obligations	(1,984)	(1,898)
Excess tax benefit related to restricted stock units and stock options exercised (1)	21,476	1,547
Proceeds from exercise of stock options	7,377	2,612
Net cash provided by (used in) financing activities	96,869	(75,126)
Effect of foreign currency exchange rates on cash and cash equivalents	315	(10)
Net increase in cash and cash equivalents	15,331	6,062
Cash and cash equivalents, beginning of period	45,525	39,463
Cash and cash equivalents, end of period	$60,856	$45,525

(1)         In accordance with generally accepted accounting principles we have classified $19,977 in excess tax benefits related to the vesting of 5,604,316 restricted stock units on September 28, 2012, as an inflow from financing activities and a corresponding outflow from operating activities. Had these shares not vested we would have generated $74,546 in cash flow from operating activities.

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Fiscal Year Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

EBITDA & Adjusted EBITDA
Net income	$26,981	$18,029	$92,175	$75,598
Provision for income taxes	7,850	14,732	41,487	52,526
Interest and other, net	6,465	6,939	24,646	34,491
Depreciation and amortization	3,062	2,599	9,963	9,558
EBITDA	44,358	42,299	168,271	172,173
Carlyle Acquisition related non-cash stock-based compensation expense	—	1,332	—	1,859
Unusual or non-recurring items	1,525	2,426	4,476	4,931
Adjusted EBITDA	$45,883	$46,057	$172,747	$178,963

Adjusted Net Income
Net income	$26,981	$18,029	$92,175	$75,598
Amortization of intangible assets	1,658	925	4,427	3,699
Amortization of deferred financing costs	601	1,135	2,803	11,416
Carlyle Acquisition related non-cash stock-based compensation expense	—	1,332	—	1,859
Unusual or non-recurring items	(301)	2,426	375	4,931
Adjustments for tax effect (assumed rate of 40%)	(1,514)	(1,482)	(4,682)	(7,359)
Adjusted Net Income	$27,425	$22,365	$95,098	$90,144

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	92,779	90,989	92,058	90,697
Adjusted Net Income Per Basic Shares	$0.30	$0.25	$1.03	$0.99

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	96,183	94,725	95,712	93,182
Adjusted Net Income Per Diluted Shares	$0.29	$0.24	$0.99	$0.97